EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 16a-3(j) and Rule 13d-1(k)(1) and under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of Schedules 13D and 13G (including any and all amendments thereto) with respect to the Common Stock, par value $0.0l per share, of Sagent Pharmaceuticals, Inc. and further agree that this Joint Filing Agreement shall be included as an exhibit to such joint filings.

The undersigned further agree that each party hereto is responsible for the timely filing of such Forms Schedules 13D and l3G and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein; provided that no party is responsible for the completeness or accuracy of the information concerning any other filing party, unless such party knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original instrument, but all of such counterparts together shall constitute one agreement.

In evidence thereof, the undersigned, being duly authorized, hereby execute this Joint Filing Agreement as of February 14, 2012.

VIVO VENTURES V, LLC
By:	/s/ Frank Kung
Name: Frank Kung
Title: Managing Member

VIVO VENTURES FUND V, L.P.

By:	/s/ Frank Kung
Name: Frank Kung
Title: Managing Member of Vivo Ventures V, LLC; General Partner of Vivo Ventures Fund V, L.P.

VIVO VENTURES VI, LLC

By:	/s/ Frank Kung
Name: Frank Kung
Title: Managing Member

VIVO VENTURES FUND VI, L.P.

By:	/s/ Frank Kung
Name: Frank Kung
Title: Managing Member of Vivo Ventures VI, LLC; General Partner of Vivo Ventures Fund VI, L.P.